Exhibit 99.1

For further information contact:
     Joe Passarello
     Therma-Wave
     Phone: 510-668-2200
     jpassarello@thermawave.com
Erik Knettel
Global Consulting Group
Phone: 646-284-9400
eknettel@hfgcg.com

Therma-Wave Announces Fiscal Fourth Quarter
and Full Year 2006 Financial Results
New orders and cash utilization outperform management expectations, EPS and net revenues in line with forecast
FREMONT, California — May 24, 2006 -Therma-Wave, Inc., (NASDAQ: TWAV) a worldwide leader in the development, manufacture and sale of process control metrology systems used in the manufacture of semiconductors, reported financial results for the fiscal fourth quarter and full year ended April 2, 2006.
Net revenues for the fiscal fourth quarter 2006 were $16.1 million, roughly in line with $16.0 million reported for the fiscal fourth quarter of 2005. Sequentially, net revenues increased 4% or $0.7 million, compared to $15.4 million for the fiscal third quarter 2006. Net revenues for the fiscal year ended April 2, 2006 were $66.3 million, a decrease of $15.0 million from net revenues of $81.3 million for fiscal year 2005.
Net loss available to common stockholders for the fiscal fourth quarter 2006 was $3.6 million, or $(0.10) per diluted share, coming in at the lower end of the Company’s stated guidance range. Net loss available to common stockholders declined by $1.5 million from a net loss of $5.1 million, or $(0.14) per diluted share, in the fiscal fourth quarter 2005. Sequentially net loss available to common stockholders declined by $0.3 million compared to a net loss available to common stockholders of $3.9 million, or $(0.11) per diluted share, in the fiscal third quarter of 2006.
Net loss available to common stockholders for fiscal year 2006 was $9.2 million, or $(0.25) per diluted share, and includes a gain of $8.7 million, or $0.24 per diluted share, associated with the sale by the Company of the CCD-I product line and related assets during the fiscal first quarter of 2006. This compares to a net loss available to common stockholders of $6.8 million, or $(0.19) per diluted share, for fiscal year 2005.
Boris Lipkin, Therma-Wave’s president and chief executive officer, stated, “We are encouraged by the rise in booking activity as fiscal fourth quarter orders rose sequentially by 19% to $17.6 million, exceeding the high end of our expectations. Based on an increase in demand for our core, leading edge metrology products, we expect order activity for fiscal first quarter 2007 to increase sequentially in the range of 13% to 25%. Our fiscal fourth quarter and full year 2006 results reflect the significant progress we have made in terms of streamlining our global infrastructure, improving our operating expense management and reducing our quarterly cash utilization. I am pleased to say that the global cost reduction initiatives completed during fiscal 2006 are yielding positive results and we believe have established a solid foundation for growth in fiscal 2007.”

“Our recent milestone announcement of the first deployment of Therma-Wave’s most advanced thin-film and critical dimension measurement technology outside the semiconductor sector has expanded our addressable market opportunity to now include the data storage development and manufacturing market. Based on our fiscal fourth quarter performance, as well as our current outlook within the worldwide metrology market, we believe Therma-Wave is well positioned to achieve its goals of reaching near-term profitability and positive quarterly cash flow,” continued Mr. Lipkin.
Gross margin for the fiscal fourth quarter 2006 was 31 percent compared to 38 percent in the fiscal fourth quarter 2005. Fiscal fourth quarter 2006 gross margin reflects a 5 point impact of costs related to the transition of warranty support to our representative in Asia. Fiscal year 2006 gross margin was 35 percent versus fiscal year 2005 gross margin of 45 percent.
Cash and cash equivalents totaled $20.6 million as of April 2, 2006, compared to $21.8 million as of January 1, 2006. Fiscal fourth quarter 2006 cash consumption of $1.2 million was more favorable than management’s stated consumption expectations for the quarter of $1.5 million to $3.0 million.
Guidance
The Company’s statements about its future financial performance are based on current information and expectations and the Company undertakes no duty to update such statements. The statements are forward-looking and actual results could differ materially due to various risks and uncertainties, some of which are described below.
Guidance for the fiscal first quarter of 2007 ending July 2, 2006 is as follows:
•	Sequentially, new orders are expected to increase in the range of 13% to 25%.

•	Sequentially, revenue is expected to increase in the range of 3% to 15%.

•	Diluted net loss per share is expected to be within the range of $(0.06) to $(0.08), excluding expenses related to stock-based compensation.

•	Cash consumption is expected to be within the range of $1.5 million to $3.0 million.
Beginning in the first quarter of fiscal 2007, Therma-Wave will begin expensing stock-based compensation costs related to the Company’s adoption of Statements of Financial Accounting Standards (SFAS) No. 123R.
Conference Call Information
Therma-Wave, Inc. will hold a conference call to review financial results and ongoing operations at 7:00 a.m. Pacific Time, 10:00 a.m. Eastern Time, on Wednesday, May 24, 2006. Participating on the call will be Boris Lipkin, president and chief executive officer, and Joseph Passarello, senior vice president of finance and chief financial officer. A live Web cast of the conference call, as well as a replay of the call, may be accessed via the Internet at:www.thermawave.com.

About Therma-Wave, Inc.
Since 1982, Therma-Wave, Inc. has been revolutionizing process control metrology systems through innovative proprietary products and technologies. The Company is a worldwide leader in the development, manufacture, marketing and service of process control metrology systems used in the manufacture of semiconductors. Therma-Wave currently offers leading-edge products to the semiconductor manufacturing industry for the measurement of transparent and semi-transparent thin films; for the measurement of critical dimensions and profile of IC features; and for the monitoring of ion implantation. For further information about Therma-Wave, Inc., access the Company’s web site at: www.thermawave.com.
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include those relating to our solid foundation for growth and positioning to achieve near-term profitability, financial guidance for the next quarter, our progress towards our financial goals and the gains towards our strategic objectives, among others. Factors that could cause actual results to differ materially from the forward-looking statements include the cyclicality of our business, the loss of one or more large customers, the delay or cancellation of a significant order, our ability to protect our intellectual property, potential lawsuits against the Company for alleged infringement of third-party intellectual property rights, our ability to successfully compete against larger companies, our ability to access additional capital in the future, our ability to develop new and advanced products in the future, our ability to attract and retain key personnel, our ability to receive services and materials, supplies from single source suppliers, possible disruptions to our business and the impact on remaining employees of the restructuring activities, disruptions at our manufacturing facility and general political, economic and stock market conditions and events, both domestically and internationally. These factors and others are described in more detail in our public reports filed with the Securities and Exchange Commission, such as those discussed in the “Factors Affecting Future Results” section of our Annual Report on Form 10-K for the fiscal year ended April 3, 2005, all quarterly reports on Form 10-Q for the following fiscal quarters, all subsequent current reports on Form 8-K and all of our prior press releases. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no duty to update these forward-looking statements.

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 2,	April 3,
	2006	2005
Assets
Current assets:
Cash	$20,623	$13,419
Accounts receivable, net	12,701	15,678
Inventories	22,353	30,870
Other current assets	1,621	2,680

Total current assets	57,298	62,647
Property and equipment, net	789	2,976
Other assets, net	1,291	1,950

Total assets	$59,378	$67,573

Liabilities, redeemable convertible preferred stock and stockholders’ equity
Current liabilities:
Accounts payable	$4,062	$8,227
Accrued and other liabilities	15,820	15,784
Deferred revenues	7,874	15,804
Term loan facility, net	4,896	—

Total current liabilities	32,652	39,815
Long-term liabilities:
Non-current deferred revenues	662	1,425
Other long-term liabilities	1,076	370

Total liabilities	34,390	41,610

Series B redeemable convertible preferred stock	6,940	—

Stockholders’ equity	18,048	25,963

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$59,378	$67,573

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 2,	April 3,	April 2,	April 3,
	2006	2005	2006	2005
Net revenues:
Product	$11,220	$11,169	$46,776	$60,930
Service and parts	4,834	4,869	19,510	20,331

Total net revenues	16,054	16,038	66,286	81,261
Cost of revenues	11,043	9,991	42,848	44,620

Gross profit	5,011	6,047	23,438	36,641

Operating expenses:

Research and development	2,736	3,850	12,380	17,326
Selling, general and administrative	5,503	7,077	23,885	25,504
Restructuring, severance and other	95	(26)	4,626	347

Total operating expenses	8,334	10,901	40,891	43,177

Operating loss	(3,323)	(4,854)	(17,453)	(6,536)
Other operating income (expense):
Gain on sale of product line	—	—	8,721	—
Interest expense	(236)	(13)	(588)	(28)
Interest income	211	63	389	205
Other, net	102	(4)	38	—

Loss before provision (benefit) for income taxes	(3,246)	(4,808)	(8,893)	(6,359)

Provision (benefit) for income taxes	(39)	250	(144)	462

Net loss	(3,207)	(5,058)	(8,749)	(6,821)
Accretion of Series B preferred stock to redemption value including dividends accrued	(351)	—	(449)	—

Net loss available to common stockholders	$(3,558)	$(5,058)	$(9,198)	$(6,821)

Net loss per share:
Basic	$(0.10)	$(0.14)	$(0.25)	$(0.19)

Diluted	$(0.10)	$(0.14)	$(0.25)	$(0.19)

Weighted average number of shares outstanding:
Basic	36,995	36,176	36,734	35,912

Diluted	36,995	36,176	36,734	35,912